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                                                                     EXHIBIT 2.3


                                    AGREEMENT

         This AGREEMENT dated December 31, 1997 (the "Agreement"), by and between Criterion Health Strategies, Inc. (f/k/a Alpha Development Corp.), a Tennessee corporation ("CHS"), Healthdyne Information Enterprises, Inc., a Georgia corporation ("HIE"), and The Southern Venture Fund II, L.P., a Delaware limited partnership ("SVFII").

                                   WITNESSETH:

         WHEREAS, on October 21, 1994, CHS, Healthdyne, Inc. ("Healthdyne"), Brenton L. Teveit ("Teveit") and J. Edward Pearson, Jr. ("Pearson") (Teveit and Pearson, collectively, the "Former Investors" and, individually, a "Former Investor") entered into an Incorporation Agreement (as hereinafter defined) to incorporate CHS and sell to Healthdyne 10 shares of the common stock, no par value, of CHS ("CHS Common Stock") and a debenture due June 30, 2004 in the principal amount of $4,000,000 and convertible into 639,990 shares of CHS Common Stock; and

         WHEREAS, on December 4, 1995, CHS, Healthdyne, HIE, SVFII and the Former Investors entered into an Investment Agreement (as hereinafter defined) which amended the Incorporation Agreement to acknowledge transfer of Healthdyne's interest in CHS to HIE and to transfer half of such interest to SVFII such that each of HIE and SVFII owned 5 shares of CHS Common Stock and a debenture due June 30, 2004 in the principal amount of $2,000,000 and convertible into 319,995 shares of CHS Common Stock; and

         WHEREAS, on November 1, 1996, the Board of Directors of CHS approved a 5-for-1 split (the "Stock Split") of the CHS Common Stock, which was effected in the form of a 500% stock dividend paid to shareholders of record on November 1, 1996; and

         WHEREAS, each of HIE and SVFII currently has a 50% equity ownership interest in CHS, with the following respective interests in CHS after the Stock
Split: each of HIE and SVFII owns 25 shares of CHS Common Stock, and a debenture due June 30, 2004 in the principal amount of $2,000,000 and convertible into 1,599,975 shares of CHS Common Stock; and

         WHEREAS, each of HIE and SVFII has fully funded its $2,000,000 commitment to CHS under the Amended Loan Agreement (as hereinafter defined) entered into in connection with the convertible debentures; and

         WHEREAS, pursuant to the Option Agreement (as hereinafter defined), SVFII granted to HIE an option (the "Option") to purchase SVFII's entire interest in CHS for 416,666 shares of HIE common stock, par value $.01 per share ("HIE Common Stock"), subject to adjustment if the HIE Common Stock is less than $4.80 per share on the date of the notice of exercise; and

         WHEREAS, in connection with the Option, HIE granted SVFII the Warrant (as hereinafter defined) to purchase 50,000 shares of HIE Common Stock with a per share exercise price of $4.5625; and


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         WHEREAS, in connection with the Option Agreement, CHS, HIE, SVFII and the Former Investors entered into a Consent (as hereinafter defined), pursuant to which the parties consented to the execution and entry by HIE and SVFII into the Option Agreement and the Warrant and the consummation of the transactions contemplated thereby, subject, in the case of the Former Investors and CHS, to the execution and consummation of definitive agreements between HIE and the Former Investors as contemplated by the AIP (as hereinafter defined); and

         WHEREAS, CHS, HIE, SVFII and each of the Former Investors entered into agreements on June 13, 1997 to effectuate the transactions contemplated by the AIP as set forth in the Restructuring Agreements (as hereinafter defined) which provided for, among other things, (i) the acquisition by CHS of the interests of the Former Investors in CHS and (ii) the conversion of all of the employee options to purchase CHS Common Stock into options to purchase HIE Common Stock; and

         WHEREAS, in connection with the Restructuring Agreements, CHS, HIE, SVFII and the Former Investors amended the Incorporation Agreement on June 13, 1997 as appropriate in order to effectuate the acquisition by CHS of the interests of the Former Investors in CHS; and

         WHEREAS, HIE and SVFII have agreed to amend the Option Agreement and the Warrant to provide that (i) the exercise price of the Option will not be subject to adjustment and (ii) the per share exercise price of the Warrant will be adjusted from $4.5625 to the fair market value of the HIE Common Stock as of the closing date for the Option exercise; and

         WHEREAS, the parties hereto desire to terminate and/or otherwise amend the various agreements and arrangements between such parties relative to their respective investments in CHS (as herein described, the "Ancillary Agreements") in order to effectuate the acquisition by HIE of a 100% equity interest in CHS pursuant to HIE's exercise of the Option;

         NOW, THEREFORE, in consideration of the premises hereof and the mutual benefits to be derived hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CHS, HIE and SVFII agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the respective meanings indicated below:

                  "AIP" -- Agreement in principle dated November 6, 1996 among HIE and the Former Investors.

                  "Amended Loan Agreement" -- the Loan Agreement dated October 21, 1994 between Healthdyne and CHS, as amended by the First Amendment thereto dated December 4, 1995 between Healthdyne, HIE, SVFII and CHS.

                  "Amended Security Agreement" -- the Security Agreement dated October 21, 1994 between Healthdyne and CHS, as amended by the First Amendment thereto dated December 4, 1995 between Healthdyne, HIE, SVFII and CHS.


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                  "Amended Shareholders' Agreement" -- the Shareholders'
Agreement dated October 21, 1994 between Healthdyne, CHS and the Former Investors, as amended by the Waiver and Second Amendment to Shareholders' Agreement dated December 4, 1995 between Healthdyne, CHS, HIE, SVFII and the Former Investors.

                  "Consent"-- the Consent dated December 18, 1996 between CHS, HIE, SVFII and the Former Investors.

                  "Incorporation Agreement -- the Incorporation Agreement dated October 21, 1994, as amended by the Investment Agreement and First Amendment to Incorporation Agreement dated December 4, 1995, as further amended by the Second Amendment to Incorporation Agreement and Termination of Pledge Agreement dated as of June 13, 1997.

                  "Intercreditor Agreement" -- the Intercreditor Agreement dated December 4, 1995 between HIE and SVFII.

                  "Investment Agreement" -- the Investment Agreement and First Amendment to Incorporation Agreement dated December 4, 1995 among Healthdyne, CHS, HIE, SVFII and the Former Investors.

                  "Letter Agreement" -- the Letter Agreement dated December 4, 1995 between CHS, HIE, SVFII and the Former Investors.

                  "Option Agreement" -- Option Agreement dated December 18, 1996 between the HIE and SVFII, as amended by that certain letter agreement between HIE and SVFII dated May 16, 1997 and as further amended as of December 31, 1997.

                  "Restructuring Agreements" -- the Agreement dated June 13, 1997 between CHS, HIE and Teveit and the Agreement dated June 13, 1997 between CHS, HIE and Pearson.

                  "Warrant" -- Stock Purchase Warrant dated December 18, 1996 between HIE and SVFII.

         2.       Amendment or Termination of Ancillary Agreements.

         Subject to the exercise by HIE of its Option to acquire SVFII's entire investment in CHS pursuant to the Option Agreement, the Ancillary Agreements shall be deemed amended or terminated, as the case may be, as follows (all such amendments or terminations to be effective simultaneously with the Option closing):

         (a) Termination of the Incorporation Agreement. The Incorporation Agreement shall be terminated, and each of HIE and SVFII hereby waive any registration right pursuant to Section 7 of the Incorporation Agreement.

         (b) Termination of the Investment Agreement. The Investment Agreement shall be terminated and any obligation of CHS to issue warrants pursuant to Section VI of the Investment Agreement which provides for the issuance of warrants by CHS in event of the closing of the


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first firm commitment underwritten sale of CHS Common Stock to the general public eliminated, and each of HIE and SVFII hereby waive any such warrant right.

         (c) Termination of Shareholders' Agreement and Intercreditor Agreement. CHS, HIE and SVFII hereby acknowledge that, upon consummation of the transactions contemplated by the Option Agreement, (i) the Amended Shareholders' Agreement will automatically terminate in accordance with Section 6.3(a)(2) thereof and (ii) the Intercreditor Agreement shall terminate.

         (d)      Amendment to Amended Loan Agreement and Amended Security
                  Agreement.
SVFII shall not be deemed a party to the Amended Loan Agreement or the Amended Security Agreement and the security interests granted to SVFII under the Amended Security Agreement are hereby assigned to HIE.

         (e) Amendment of Letter Agreement. SVFII shall not be deemed a party to the Letter Agreement, and all references to SVFII shall be deleted, so that SVFII shall no longer have rights or obligations thereto.

         3. Consents to Transfers. Each of CHS, HIE and SVFII hereby (i) consents to and approves the consummation of the transactions contemplated by the Investment Agreement, the Restructuring Agreements and the Option Agreement (and each amendment thereto), and (ii) waives its/his right of first refusal under the Amended Shareholders' Agreement and any requirements under the Investment Agreement and the Incorporation Agreement which may be applicable with respect to any transfer of interests in CHS pursuant to the Investment Agreement, the Restructuring Agreements and the Option Agreement (and each amendment thereto).

         4.       Miscellaneous.

         (a) Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (b) Successor and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties, their legal representatives and permitted assigns, subject to the limitations otherwise set forth in this Agreement.

         (c) Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed and all such counterparts or facsimile copy thereof shall be deemed to be an original instrument.

         (d) Notices. Any notice or other communication by any party hereto to the other parties shall be in writing and shall be given, and be deemed to have been given, if either delivered personally, by overnight delivery service or mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:


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                  (i)   to CHS:       Criterion Health Strategies, Inc.
                                      215 Second Avenue North, Suite 200
                                      Nashville, Tennessee 37201
                                      Telephone:        (615) 259-3363
                                      Facsimile:        (615) 259-2877
                                      Attention:        President

                  (ii)  to HIE:       Healthdyne Information Enterprises, Inc.
                                      1850 Parkway Place, 11th Floor
                                      Marietta, Georgia 30067
                                      Telephone:        (770) 423-8450
                                      Facsimile:        (770) 423-8440
                                      Attention:        President and CEO

                  (iii) to SVFII:     The Southern Venture Fund II, L.P.
                                      310 25th Avenue North, Suite 103
                                      Nashville, Tennessee  37203
                                      Attention;        General Partner
                                      Telephone:        (615) 329-9448
                                      Facsimile:        (615) 329-9237

         Any party may change the address for notice by notifying the other parties in writing of the new address.

         (e) Specific Performance. The parties hereto acknowledge and agree that the benefits to them under this Agreement are unique, that they are willing to enter into this Agreement only upon performance by each other of all of their obligations hereunder and that they will not have an adequate remedy at law if the other fails to perform any of its obligations hereunder. Accordingly, the parties hereby agree that each shall have the right, in addition to any other rights or remedies it may have at law or in equity, to specific performance or equitable relief by way of injunction if the other party fails to perform any of its obligations hereunder.

         (f) Modification or Waiver. No change, modification or waiver of any term of this Agreement shall be valid or binding upon the parties hereto unless such change, modification or waiver shall be in writing signed by all parties hereto.

         (g) Headings. The headings and captions used in this Agreement are used for convenience of reference only and shall not be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto, all of which are incorporated herein by this reference.

         (h) Entire Agreement. This Agreement and the other instruments specified herein constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior discussions, understandings and agreements with respect thereto.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                      CRITERION HEALTH STRATEGIES, INC.



                                      By:         /s/ Joseph G. Bleser
                                           -------------------------------------
                                           Name:  Joseph G. Bleser
                                           Title: Assistant Secretary



                                      HEALTHDYNE INFORMATION ENTERPRISES, INC.



                                      By:         /s/ Joseph G. Bleser
                                           -------------------------------------
                                           Name:  Joseph G. Bleser
                                           Title: Executive Vice President and
                                                  Chief Financial Officer



                                      THE SOUTHERN VENTURE FUND II, L.P.


                                      By:  Its General Partner
                                           SV Partners II, L.P.



                                      By:         /s/ J. Donald McLemore, Jr.
                                           -------------------------------------
                                           Name:  J. Donald McLemore, Jr.
                                           Title: Partner


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